Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Andrew Hall Sr. Director, Finance (479) 820-0000

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE THIRD QUARTER 2026

■	Third Quarter 2026 Revenue:	$3.68 billion; up 20%
■	Third Quarter 2026 Operating Income:	$247.1 million; up 2%
■	Third Quarter 2026 Diluted EPS:	$1.82 vs. $1.76; up 3%

LOWELL, Ark., October 15, 2026 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced third quarter 2026 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $172.4 million, or diluted earnings per share of $1.82 versus third quarter 2025 net earnings of $170.8 million, or $1.76 per diluted share.

“I want to thank our people for their unwavering commitment to serving our customers, operating safely and executing with excellence every day. Their discipline and focus enabled us to meet customer needs, improve our operations, and continue providing excellent service,” said Shelley Simpson, president and CEO. We remain confident in our strategy and are building the capabilities needed to support our customers' evolving needs, strengthen our competitive position and drive long-term profitable growth for our shareholders.”

Total operating revenue for the current quarter was $3.68 billion compared with $3.05 billion for the third quarter 2025, an increase of 20%. Current quarter total operating revenue, excluding fuel surcharge revenue, increased 13% versus the third quarter 2025. The increase in revenue, excluding fuel surcharge revenue, was primarily driven by an 8% increase in Intermodal (JBI) loads, a 27% increase in Integrated Capacity Solutions (ICS) revenue per load, excluding fuel surcharge revenue, and a 29% increase in Truckload (JBT) revenue per load, excluding fuel surcharge revenue, partially offset by a 10% decline in Final Mile Services (FMS) stops.

Operating income for the current quarter increased 2% to $247.1 million versus $242.7 million for the third quarter 2025. The increase in operating income was primarily driven by higher revenue, improved productivity across the organization and lower equipment storage and facility rental expenses. These were partially offset by higher purchase transportation and increased professional driver personnel expenses, higher equipment- related cost and increased insurance and group medical claims expense compared to the prior year period. On a consolidated basis, operating income as a percentage of gross revenue decreased year-over-year as a result of higher purchased transportation, fuel and fuel taxes, and increased insurance claims expenses as a percentage of gross revenue.

Net interest expense for the current quarter decreased compared to third quarter 2025 due to a lower average consolidated debt balance partially offset by a modestly higher average interest rate

The effective income tax rate in the current quarter was 25.5% versus 24.0% in the third quarter 2025 due to the timing of certain discrete tax items. We expect our 2026 full year annual tax rate to be approximately 24.0%.

Segment Information:

Intermodal (JBI)

■	Third Quarter 2026 Segment Revenue:	$1.83 billion; up 20%
■	Third Quarter 2026 Operating Income:	$147.5 million; up 18%

Intermodal volume increased 8% over the same period in 2025. Transcontinental network loads increased 1%, while Eastern network loads increased 18% compared to the third quarter 2025. Overall demand for our intermodal service was strong throughout the quarter driven by the strong value proposition intermodal presents to customers. In the Eastern network, we continue to see strong demand for road-to-rail conversion. Segment gross revenue increased 20% from the prior-year period, reflecting an 11% increase in gross revenue per load, resulting from higher fuel surcharge revenue, customer rates and changes in mix of freight, and the 8% increase in volume. Revenue per load excluding fuel surcharge revenue increased 2% year-over-year.

Operating income increased 18% compared to the prior year period in the third quarter primarily from improved network balance and efficiency improvements, continued discipline and execution on our initiative to lower our cost to serve and lower container storage expense. These were partially offset by higher professional driver personnel expense, higher equipment-related cost and increased insurance and group medical claims expense.

Dedicated Contract Services (DCS)

■	Third Quarter 2026 Segment Revenue:	$960 million; up 11%
■	Third Quarter 2026 Operating Income:	$81.7 million; down 22%

DCS revenue increased 11% during the current quarter over the same period 2025 driven by a 10% improvement in productivity (revenue per truck per week) and a 1% increase in average trucks. Productivity excluding fuel surcharge revenue increased 3% from a year ago driven by contracted indexed-based price escalators and a decline in idled tractor equipment. On a net basis, there were 162 additional revenue producing trucks in the fleet by the end of the quarter compared to the prior-year period and 120 more versus the end of the second quarter 2026. Customer retention rates remain at approximately 96%.

Operating income decreased 22% from the prior-year quarter. The decrease was driven by higher professional driver personnel expense, increased group medical claims, higher expenses related to insurance premiums and equipment, and increased new business onboarding expense, compared to the prior year period.

Integrated Capacity Solutions (ICS)

■	Third Quarter 2026 Segment Revenue:	$434 million; up 57%
■	Third Quarter 2026 Operating Income/(Loss):	$9.6 million; vs. $(0.8) million in Q3'25

ICS revenue increased 57% during the current quarter versus the third quarter 2025. Overall segment volume increased 22% versus the prior-year period with growth in both published and spot volume. Revenue per load increased 29% compared to the third quarter 2025 due to increases in both contractual and transactional rates. Contractual volume represented approximately 63% of the total load volume and 58% of the total revenue in the current quarter compared to 63% and 64%, respectively, in third quarter 2025.

Operating income was $9.6 million compared to an operating loss of $0.8 million in the third quarter 2025. Operating results improved from the prior-year quarter primarily due to an increase in gross profit driven by increases in both revenue per load and volume, partially offset by higher personnel-related and insurance claims expense. Gross profit margin of 14.3% in the third quarter of 2026 declined compared to 15.0% in the prior year period but improved from 12.5% in the second quarter of 2026.

Final Mile Services (FMS)

■	Third Quarter 2026 Segment Revenue:	$200 million; down 3%
■	Third Quarter 2026 Operating Income:	$1.6 million; down 76%

FMS revenue decreased 3% compared to the same period 2025. The decrease in revenue was primarily driven by known business losses given our ongoing efforts to improve revenue quality and profitability across the portfolio. The decrease in segment gross revenue was partially offset by stabilizing demand across many of our end markets and improved revenue quality across various accounts.

Operating income decreased 76% compared to the prior-year period primarily driven by the decline in segment revenue along with higher purchased transportation expense. The decline in operating income was partially offset by lower personnel-related and facility rental expenses along with continued progress on the initiative to lower our cost to serve.

Truckload (JBT)

■	Third Quarter 2026 Segment Revenue:	$261 million; up 37%
■	Third Quarter 2026 Operating Income:	$7.0 million; down 6%

JBT segment gross revenue increased 37% compared to the same period in the previous year. Segment gross revenue excluding fuel surcharge revenue increased 34% driven by a 29% increase in gross revenue per load excluding fuel surcharge revenue and a 4% increase in load volume. Total average effective trailer count decreased by approximately 60 units, or 1% versus the prior-year period. Compared to the third quarter 2025, trailer turns in the quarter were up 3%, primarily due to better network balance, improved asset utilization and modestly higher load volume.

JBT segment operating income decreased 6% to $7.0 million versus the third quarter 2025. The decrease in operating income was primarily driven by higher purchase transportation expense and equipment-related costs, partially offset by continued disciplined cost management and the benefits of a more balanced network. JBT segment operating income as a percentage of segment gross revenue decreased year-over-year primarily due to higher third-party capacity costs as a percentage of revenue.

Cash Flow and Capitalization:

At September 30, 2026, we had approximately $1.12 billion outstanding on various debt instruments compared to $1.60 billion at September 30, 2025 and $1.47 billion at December 31, 2025.

Our net capital expenditures for the nine months ended September 30, 2026 approximated $291.1 million compared to $490.9 million for the same period 2025. At September 30, 2026, we had cash and cash equivalents of approximately $4 million.

In the third quarter 2026, we purchased approximately 704,000 shares of common stock for approximately $174 million. At September 30, 2026, we had approximately $619 million remaining under our share repurchase authorization. Actual shares outstanding at September 30, 2026 approximated 93.2 million.

Conference Call Information:

The company will hold a conference call today from 4:00–5:00 p.m. CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2025. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt’s vision is to create the most efficient transportation network in North America. The company’s industry-leading solutions and mode-neutral approach generate value for customers by eliminating waste, reducing costs and enhancing supply chain visibility. Powered by one of the largest company-owned fleets in the country and third-party capacity through its J.B. Hunt 360°® digital freight marketplace, J.B. Hunt can meet the unique shipping needs of any business, from first mile to final delivery, and every shipment in-between. Through disciplined investments in its people, technology and capacity, J.B. Hunt is delivering exceptional value and service that enable long-term growth for the company and its stakeholders.

J.B. Hunt Transport Services Inc. is an S&P 500 company and a component of the Dow Jones Transportation Average. Its stock trades on NASDAQ under the ticker symbol JBHT. J.B. Hunt Transport Inc. is a wholly owned subsidiary of JBHT. The company’s services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, transload and more. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30
	2026		2025
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,006,018		$2,667,276
Fuel surcharge revenues	670,789		385,621
Total operating revenues	3,676,807	100.0%	3,052,897	100.0%

Operating expenses
Rents and purchased transportation	1,757,791	47.8%	1,332,386	43.6%
Salaries, wages and employee benefits	876,653	23.8%	822,193	26.9%
Fuel and fuel taxes	260,449	7.1%	164,008	5.4%
Depreciation and amortization	183,547	5.0%	179,125	5.9%
Operating supplies and expenses	147,909	4.0%	132,701	4.3%
Insurance and claims	100,905	2.7%	82,015	2.7%
General and administrative expenses, including asset dispositions	72,260	2.1%	69,004	2.3%
Operating taxes and licenses	19,750	0.5%	18,020	0.6%
Communication and utilities	10,450	0.3%	10,788	0.4%
Total operating expenses	3,429,714	93.3%	2,810,240	92.1%
Operating income	247,093	6.7%	242,657	7.9%
Net interest expense	15,685	0.4%	17,871	0.5%
Earnings before income taxes	231,408	6.3%	224,786	7.4%
Income taxes	58,990	1.6%	53,937	1.8%
Net earnings	$172,418	4.7%	$170,849	5.6%
Average diluted shares outstanding	94,647		96,847
Diluted earnings per share	$1.82		$1.76

	Nine Months Ended September 30
	2026		2025
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$8,508,347		$7,803,324
Fuel surcharge revenues	1,720,247		1,099,146
Total operating revenues	10,228,594	100.0%	8,902,470	100.0%

Operating expenses
Rents and purchased transportation	4,839,971	47.3%	3,892,622	43.7%
Salaries, wages and employee benefits	2,482,601	24.3%	2,438,781	27.4%
Fuel and fuel taxes	670,716	6.6%	477,652	5.4%
Depreciation and amortization	543,567	5.3%	535,581	6.0%
Operating supplies and expenses	412,039	4.0%	384,399	4.3%
Insurance and claims	277,447	2.7%	251,870	2.8%
General and administrative expenses, including asset dispositions	199,833	1.9%	216,850	2.5%
Operating taxes and licenses	57,202	0.6%	53,270	0.6%
Communication and utilities	31,625	0.3%	32,833	0.4%
Total operating expenses	9,515,001	93.0%	8,283,858	93.1%
Operating income	713,593	7.0%	618,612	6.9%
Net interest expense	50,354	0.5%	57,754	0.6%
Earnings before income taxes	663,239	6.5%	560,858	6.3%
Income taxes	168,234	1.7%	143,645	1.6%
Net earnings	$495,005	4.8%	$417,213	4.7%
Average diluted shares outstanding	94,929		98,424
Diluted earnings per share	$5.21		$4.24

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended September 30
	2026		2025
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,827,621	50%	$1,520,377	50%
Dedicated	960,169	26%	864,110	28%
Integrated Capacity Solutions	433,849	12%	276,343	9%
Final Mile Services	200,124	5%	206,481	7%
Truckload	260,759	7%	189,743	6%
Subtotal	3,682,522	100%	3,057,054	100%
Intersegment eliminations	(5,715)	(0%)	(4,157)	(0%)
Consolidated revenue	$3,676,807	100%	$3,052,897	100%

Operating income

Intermodal	$147,473	60%	$125,003	52%
Dedicated	81,727	33%	104,282	43%
Integrated Capacity Solutions	9,578	4%	(752)	(0%)
Final Mile Services	1,634	1%	6,913	2%
Truckload	6,996	2%	7,436	3%
Other (1)	(315)	(0%)	(225)	(0%)
Operating income	$247,093	100%	$242,657	100%

	Nine Months Ended September 30
	2026		2025
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$5,086,103	50%	$4,427,515	50%
Dedicated	2,721,435	26%	2,533,157	28%
Integrated Capacity Solutions	1,145,080	11%	804,628	9%
Final Mile Services	586,188	6%	617,812	7%
Truckload	705,796	7%	533,339	6%
Subtotal	10,244,602	100%	8,916,451	100%
Intersegment eliminations	(16,008)	(0%)	(13,981)	(0%)
Consolidated revenue	$10,228,594	100%	$8,902,470	100%

Operating income

Intermodal	$412,826	58%	$315,137	51%
Dedicated	271,596	38%	278,243	45%
Integrated Capacity Solutions	6,622	1%	(6,972)	(1%)
Final Mile Services	14,356	2%	19,583	3%
Truckload	8,378	1%	12,845	2%
Other (1)	(185)	(0%)	(224)	(0%)
Operating income	$713,593	100%	$618,612	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended September 30
	2026	2025

Intermodal

Loads	585,582	539,907
Average length of haul	1,598	1,643
Revenue per load	$3,121	$2,816
Average tractors during the period *	6,371	6,361
Tractors (end of period) *	6,439	6,388
Trailing equipment (end of period)	124,180	125,105
Average effective trailing equipment usage	114,394	104,573

Dedicated

Loads	1,023,096	992,032
Average length of haul	169	175
Revenue per truck per week**	$5,732	$5,209
Average trucks during the period***	12,791	12,718
Trucks (end of period) ***	12,864	12,702
Trailing equipment (end of period)	35,056	32,240
Average effective trailing equipment usage	36,834	33,152

Integrated Capacity Solutions

Loads	164,462	135,309
Revenue per load	$2,638	$2,042
Gross profit margin	14.3%	15.0%
Employee count (end of period)	722	563

Final Mile Services

Stops	876,409	971,244
Average trucks during the period***	1,173	1,296

Truckload

Loads	119,450	115,269
Revenue per load	$2,183	$1,646
Average length of haul	563	576

Tractors (end of period)
Company-owned	-	-
Independent contractor	2,221	2,091
Total tractors	2,221	2,091

Trailers (end of period)	12,639	12,676
Average effective trailing equipment usage	12,046	12,107

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Nine Months Ended September 30
	2026	2025

Intermodal

Loads	1,700,506	1,586,889
Average length of haul	1,599	1,644
Revenue per load	$2,991	$2,790
Average tractors during the period *	6,256	6,389
Tractors (end of period) *	6,439	6,388
Trailing equipment (end of period)	124,180	125,105
Average effective trailing equipment usage	111,593	104,967

Dedicated

Loads	2,960,921	2,927,698
Average length of haul	171	178
Revenue per truck per week**	$5,539	$5,167
Average trucks during the period***	12,696	12,677
Trucks (end of period) ***	12,864	12,702
Trailing equipment (end of period)	35,056	32,240
Average effective trailing equipment usage	35,276	33,032

Integrated Capacity Solutions

Loads	473,137	405,367
Revenue per load	$2,420	$1,985
Gross profit margin	13.1%	15.3%
Employee count (end of period)	722	563

Final Mile Services

Stops	2,543,050	2,890,504
Average trucks during the period***	1,200	1,322

Truckload

Loads	351,585	314,770
Revenue per load	$2,007	$1,694
Average length of haul	581	603

Tractors (end of period)
Company-owned	-	-
Independent contractor	2,221	2,091
Total tractors	2,221	2,091

Trailers (end of period)	12,639	12,676
Average effective trailing equipment usage	12,250	12,116

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$3,750	$17,284
Accounts Receivable, net	1,611,490	1,160,371
Prepaid expenses and other	322,145	426,535
Total current assets	1,937,385	1,604,190
Property and equipment	9,481,199	9,348,370
Less accumulated depreciation	4,117,561	3,810,269
Net property and equipment	5,363,638	5,538,101
Other assets, net	786,090	784,864
	$8,087,113	$7,927,155

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$699,859
Trade accounts payable	889,520	655,604
Claims accruals	334,394	310,339
Accrued payroll	167,987	110,388
Other accrued expenses	186,180	159,153
Total current liabilities	1,578,081	1,935,343

Long-term debt	1,123,837	766,938
Long-term claims accruals	501,893	444,479
Other long-term liabilities	342,254	307,005
Deferred income taxes	907,345	908,305
Stockholders' equity	3,633,703	3,565,085
	$8,087,113	$7,927,155

Supplemental Data

(unaudited)

	September 30, 2026	December 31, 2025

Actual shares outstanding at end of period (000)	93,219	94,595

Book value per actual share outstanding at end of period	$38.98	$37.69

	Nine Months Ended September 30
	2026	2025

Net cash provided by operating activities (000)	$1,108,428	$1,292,674

Net capital expenditures (000)	$291,133	$490,919